EXHIBIT 99(d)(4)

[OPENWAVE LOGO]

MUTUAL CONFIDENTIALITY AGREEMENT

This Mutual Confidentiality Agreement (the “Agreement”) is entered into and is effective as of February 28, 2002 (the “Effective Date”) by and between Openwave Systems Inc., on behalf of itself and its subsidiaries, located at 1400 Seaport Boulevard, Redwood City, CA 94063 (“Openwave”), and SignalSoft Corporation, located at 1495 Canyon Boulevard, Boulder, CO (“Company”).

WHEREAS, each party (the “Receiving Party”) understands that the other party (the “Disclosing Party”) may disclose certain Confidential Information as further described in Section 1 below for the purpose of a potential business transaction (the “Purpose”).

WHEREAS, in consideration of the disclosure of such information to Openwave and/or Company, Openwave and/or Company is willing to keep such information confidential in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, Openwave and Company hereby agree as follows:

1.    Definition of Confidential Information.    “Confidential Information” shall mean (i) all information disclosed in tangible form by the Disclosing Party and marked “confidential” or “proprietary” or which by its nature should be readily recognized as confidential or proprietary information of the disclosing party, and (ii) all information disclosed orally by the Disclosing Party and designated in writing as confidential or proprietary within two (2) weeks of the disclosure. Confidential Information may include, without limitation, computer programs, code, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial and product development plans, forecasts, strategies and information.

2.    Confidentiality Obligation.    The Receiving Party agrees (i) to protect the Confidential Information by using the same degree of care, but not less than a reasonable degree of care, to prevent the unauthorized dissemination or publication of the Confidential Information as the Receiving Party uses to protect its own confidential or proprietary information of a like nature and (ii) not to use the Confidential Information for any purpose other than to evaluate a potential business transaction between the parties. The Receiving Party shall limit access to the Disclosing Party’s Confidential Information to the Receiving Party’s employees and professional advisors who (i) have a need to know and have been notified that such information is Confidential Information for the Purpose; and (ii) are under binding obligations of confidentiality no less restrictive than those of this Agreement. The Receiving Party shall be responsible for any breaches by its employees and professional advisors of the Receiving Party’s obligations under this Agreement.

3.    Term.    The Receiving Party’s obligation to protect Confidential Information hereunder shall expire three (3) years from the date of each such disclosure of Confidential Information, except when such Confidential Information disclosed by the Disclosing Party is source code, in which case the Receiving Party’s obligations to protect such Confidential Information shall be perpetual.

4.    Exclusions.    Confidential Information shall not include Confidential Information that: (i) is or becomes a matter of public knowledge through no fault of the Receiving Party; or (ii) was rightfully in the Receiving Party’s possession prior to receipt from the Disclosing Party as shown by the Receiving Party’s files and records immediately prior to the time of disclosure; or (iii) was rightfully disclosed to the Receiving Party by a third party that lawfully and rightfully possesses such information and has no obligations of confidentiality; or (iv) is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information. The Receiving Party may disclose Confidential Information pursuant to any statutory or regulatory authority or court order, provided the Disclosing Party is given prompt prior written notice of such requirement and the scope of such disclosure is limited to the extent possible.

5.    Ownership/Return of Materials.    All Confidential Information, unless otherwise specified in writing, remains the property of the Disclosing Party. Upon written request by the Disclosing Party at any time, the Receiving Party shall: (i) promptly turn over to the Disclosing Party all Confidential Information of the Disclosing Party, all documents or media containing the Confidential Information, and any and all copies or extracts thereof, that the Receiving Party possesses or controls; or (ii) promptly destroy the Confidential Information, and any and all copies or extracts thereof that the Receiving Party possesses or controls, and provide the Disclosing Party with written certification of such destruction signed by an authorized representative of the Receiving Party.

6.    Equitable Relief.    The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party’s Confidential Information, there may be no adequate remedy at law for any breach of its obligations. The Receiving Party further acknowledges that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party resulting in irreparable harm to the Disclosing Party and, therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to seek appropriate equitable relief, including but not limited to injunction in addition to whatever remedies it may have at law. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach.

7.    Warranty.    THE CONFIDENTIAL INFORMATION DISCLOSED UNDER THIS AGREEMENT IS DELIVERED “AS IS,” AND ALL REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OR CONDITIONS FOR FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, TITLE AND NON-INFRINGEMENT ARE HEREBY DISCLAIMED.

8.    Export.    Each party agrees that the export of encryption related information and encryption-enabled software from the United States may be regulated by US law, and agree to comply with such laws and regulations.

9.    Notices.    All notices required or permitted to be given under this Agreement shall be given in writing and shall be effective from the date sent by registered or certified mail, by hand, facsimile or overnight courier to the addresses of the parties set forth above, or such other address as either party shall have furnished to the other pursuant to this Section 9.

10.    Independent Development.    The Disclosing Party understands that the Receiving Party may currently or in the future be developing information internally, or receiving information from other parties that may be similar to the Disclosing Party’s information. Accordingly, nothing in this Agreement will be construed as a representation or inference that the Receiving Party will not develop products, or have products developed for it, that, without violation of this Agreement, compete with the products or systems contemplated by the Disclosing Party’s Confidential Information. Further, Confidential Information as defined in Section 1 above shall not include the residuals resulting from access to such Confidential Information. As used herein, residuals means information in intangible form which is unintentionally retained in the unaided memories of Receiving Party’s employees who have had access to the Disclosing Party’s Confidential Information. The foregoing shall not be deemed to grant to either party a license under the Disclosing Party’s copyrights or patents.

11    No Solicitation.    Each of the parties agrees that for a period of 9 (nine) months from the date hereof, it shall not, and shall cause its employees not to, solicit for employment or for independent consulting services any employee of such other party. The parties agree that a breach of this Section 11 shall require as the sole and exclusive remedy, the payment of liquidated damages equal to 50% of the base salary of any employees hired in violation of this section. Each party also agrees that its rights under this Section 11 shall automatically terminate upon a change of control of such party (more than 50% change in the beneficial ownership of such party), cessation of the conduct of regular business by such party, or an event of liquidation of such party.

12.    Restriction Regarding Securities.    Each of the parties agrees that it shall not purchase or sell any direct or derivative interest in the common stock of the other party for six months from the date hereof, or, if later, the date allowed by applicable securities laws.

13.    General.    This Agreement supersedes all prior discussions and writings with respect to the subject matter hereof, and constitutes the entire agreement between the parties with respect to the subject matter hereof. No waiver or modification of this Agreement will be binding upon either party unless made in writing and signed by a duly authorized representative of each party and no failure or delay in enforcing any right will be deemed a waiver. Neither party may assign this Agreement, or its limited rights or obligations hereunder, to any third party without the prior written consent of the other party. The parties understand that nothing herein requires either party to proceed with any proposed transaction or relationship in connection with which Confidential Information may be disclosed. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the remaining portions hereof shall remain in full force and effect. This Agreement shall be governed by the laws of the State of California, without regard to conflicts of law provisions. The headings to the Sections of this Agreement are included merely for reference and shall not affect the meaning of the language included therein. This Agreement is written in the English language only, which language shall be controlling in all respects. This Agreement may be delivered by facsimile and signed in counterparts, each of which shall be deemed an original and both of which together shall be considered as one fully executed agreement.

Understood and agreed:

OPENWAVE SYSTEMS INC.	SIGNALSOFT CORPORATION

By: /s/ DOUGLAS P. SOLOMON	By: /s/ ANDREW M. MURRAY
Signature	Signature

Name: Douglas P. Solomon	Name: Andrew M. Murray
Print or Type	Print or Type

Title: Associate General Counsel	Title: SVP, CFO

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